EXHIBIT 11
                            FOCUS ENHANCEMENTS, INC.
                   STATEMENT COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)

                                                                                     Three months ended
                                                                              March 31,             March 31,
                                                                                 1996                  1995
                                                                          -------------------   -------------------
Net income (loss)                                                               $ (3,644,851)       $       52,500
                                                                          ===================   ===================

Primary:

Weighted average number of common shares outstanding                               7,382,665             5,087,931
Weighted average common equivalent shares                                                -                 289,175
                                                                          -------------------   -------------------

Weighted average number of common and common equivalent
shares outstanding used to calculate per share data                                7,382,665             5,377,106
                                                                          ===================   ===================


Net income (loss) per share                                                    $        (.49)       $         0.01
                                                                          ===================   ===================

                                             -18-